                                                              EXHIBIT (a)(1)(ix)

    Notice sent by the Partnership to Limited Partners dated July 30, 2001.

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NTS-Properties III
10172 Linn Station Road
Louisville, Kentucky 40223
(502) 426-4800

                                                                   July 30, 2001

Dear NTS-Properties III Investor:

                Amended and Restated Offer to Purchase Enclosed

                     Expiration Date is September 25, 2001

     We are enclosing an Amended and Restated Offer to Purchase,  which reflects various  changes to the Offer to Purchase dated June 25, 2001 previously sent by the Partnership  and its affiliate ORIG, LLC. Please  carefully read the Amended and Restated Offer to Purchase along with the Letter of  Transmittal,  which was enclosed with the original Offer to Purchase.

     We intend to mail payment for interests tendered in the offer, and accepted by us, on or about October 2, 2001. If you have already  submitted  paperwork to
tender  your  Interests,   no  additional   paperwork  is  required.   You  will
automatically receive payment. If you have not submitted your paperwork and wish to do so, you have until 11:59 P.M. Eastern Standard Time on Tuesday,  September
25, 2001 to receive the purchase price of $285 per Interest.

     If you have any questions  regarding this offer, please call (800) 387-7454 or (800) 928- 1492, extension 544.